EXHIBIT 12

                         PEPSICO, INC. AND SUBSIDIARIES

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES Years Ended December 26, 1998, December 27, 1997, December 28, 1996,
                   December 30, 1995 and December 31, 1994
                      (in millions except ratio amounts)

                             52 Weeks  52 Weeks  52 Weeks   52 Weeks 53 Weeks
                               1998      1997      1996       1995     1994

Earnings:

Income from continuing
 operations before income
  taxes and cumulative
   effect of accounting
    changes ..............   $2,263    $2,309    $1,566     $2,091   $1,991

Unconsolidated affiliates
 interests, net ..........       32        17       273         26      (12)

Amortization of
 capitalized interest.....        5         6         4          6        5

Interest expense .........      395       478       565        629      596

Interest portion of net
 rent expense (a).........       46        43        48         41       38
                             ------    ------    ------     ------   ------

Earnings available for
 fixed charges............   $2,741    $2,853    $2,456     $2,793   $2,618


Fixed Charges:

Interest expense .........   $  395    $  478    $  565     $  629   $  596

Capitalized interest......       10        18         8         10        5

Interest portion of net
 rent expense (a).........       46        43        48         41       38
                             ------    ------    ------     ------   ------

   Total fixed charges....   $  451    $  539    $  621     $  680   $  639
                             ======    ======    ======     ======   ======

Ratio of Earnings
 to Fixed Charges(b)......     6.08      5.29      3.95       4.11     4.10
                             ======    ======    ======     ======   ======

(a) One-third of net rent expense is the portion deemed representative of the interest factor.
(b) Includes the impact of unusual items of $288, $290, $576 and $66 in 1998, 1997, 1996 and 1995, respectively (see Note 3). Excluding those charges, the ratio of earnings to fixed charges for 1998, 1997, 1996 and 1995 would have been 6.72, 5.83, 4.88 and 4.20, respectively.